Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Advisor Series II of our report dated October 15, 2025, relating to the financial statements and financial highlights of Fidelity Advisor Limited Term Bond Fund; of our reports dated October 16, 2025, relating to the financial statements and financial highlights of Fidelity Advisor Mortgage Securities Fund and Fidelity Limited Term Securitized Completion Fund, which appear in Fidelity Advisor Series II’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 22, 2025